Exhibit 10(i)

SIXTH AMENDMENT

OF THE

NORTHERN TRUST CORPORATION

SUPPLEMENTAL THRIFT-INCENTIVE PLAN

WHEREAS, the Northern Trust Corporation (the “Corporation”) sponsors the Northern Trust Corporation Supplemental Thrift-Incentive Plan, as amended and restated effective as of July 20, 1999, (the “Plan”); and

WHEREAS, pursuant to Section 7.1 of the Plan, the Corporation has the right to amend the Plan when the Corporation deems such amendment to be advisable; and

WHEREAS, the Corporation deems it advisable to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended to add the attached as Supplement #1 to the Plan.

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed on its behalf this 10th of February, 2005 effective such 10th day of February, 2005.

NORTHERN TRUST CORPORATION

By:	/s/ Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President and
Human Resources Department Head

SUPPLEMENT #1

Special 2005 Supplemental Before-Tax Deposit Agreement

This Supplement #1 to the Northern Trust Corporation Supplemental Thrift-Incentive Plan, as amended and restated effective as of July 20, 1999 (the “Plan”), is made a part of the Plan and supersedes any provisions thereof to the extent that they are not consistent with this Supplement. Unless the context clearly implies or indicates to the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement #1.

1.	Effective Date. February 10, 2005.

2.	Application. This Supplement #1 shall apply to all Participants who were eligible to make a Supplemental Before-Tax Deposit for the Plan Year beginning January 1, 2005 (the “2005 Plan Year”), but who failed to execute and deliver a Supplemental Before-Tax Deposit Agreement to the Committee prior to the date specified by the Committee before the beginning of the 2005 Plan Year (individually, a “Special Election Participant” and, collectively, the “Special Election Participants”).

3.	Special Provision. The following special provision shall apply to the Special Election Participants:

Special 2005 Election: Pursuant to and in accordance with Notice 2005-1 issued by the U.S. Treasury Department and the Internal Revenue Service, each Special Election Participant shall have the opportunity to execute and deliver to the Committee a Supplemental Before-Tax Deposit Agreement for the 2005 Plan Year to be applied only to Salary in excess of Code Section 401(a)(17) limitations, in any amount equal to at least one percent (1%), but not to exceed forty percent (40%), subject to the requirements specified in paragraphs 4 through 6 below.

4.	Special Election Deadline. To be effective, a Supplemental Before-Tax Deposit Agreement referred to in paragraph 3 above must be executed and delivered to the Committee by the Special Election Participant on or before the date specified by the Committee that is after the Effective Date of this Supplement #1, but no later than March 15, 2005.

5.	Special Salary Limitation. A Supplemental Before-Tax Deposit Agreement executed and delivered by a Special Election Participant pursuant to this Supplement #1 shall only apply to Salary of the Special Election Participant that has not been paid or become payable at the time the Special Election Participant executes and delivers such Supplemental Before-Tax Deposit Agreement.

6.	Limitations on Supplement. Nothing in this Supplement #1 shall be construed to provide any Special Election Participant with any rights or benefits under the Plan other than those described in Paragraphs 3 through 5 above.